EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Latigo Shore Music, Inc.
Malibu, California 90265

We consent to the use of our Independent Auditors Report dated January 31, 2007 covering the financial statements of Latigo Shore Music, Inc. as of December 31, 2006 in the post effective amendment to the registration statement on Form SB-2 to be filed with the Securities and Exchange Commission on or about February 15, 2007.

We also consent to the references to us as experts in matters of accounting and auditing in the noted registration statement.

/s/ Levy, Sapin, Ko & Company
Levy, Sapin, Ko & Company
Certified Public Accountants
Los Angeles, California
April 2, 2007